EX - 11.1

COMPUTATION OF PER SHARE EARNINGS


                        SEAVIEW UNDERWATER RESEARCH, INC.
                                  EXHIBIT 11.1
                        COMPUTATION OF PER SHARE EARNINGS

                        SEAVIEW UNDERWATER RESEARCH, INC.
                                     EXHIBIT
                        COMPUTATION OF PER SHARE EARNINGS

                                                THREE MONTHS          THREE MONTHS            PERIOD FROM          NINE MONTHS
                                               ENDED SEPT. 30,       ENDED SEPT. 30,         APRIL 2, 1998 -         ENDED
                                                    1999                  1998               SEPT. 30, 1998       SEPT. 30,1999
                                               ----------------       ---------------        ---------------      -------------
Net income ...............................       $    9,845            $   30,764            $   48,344            $   46,949

Shares:

Basic weighted average number of
    shares outstanding ...................        6,430,000             5,000,000             5,000,000             6,430,000
Additional shares adjusted-under nonvested
    stock for diluted earnings per share .        2,586,282                     0                     0             2,622,822
                                                 ----------            ----------            ----------            ----------

Diluted weighted average number
    of shares outstanding ................        9,016,282             5,000,000             5,000,000             9,052,822

BASIC EARNINGS PER SHARE:
Net income ...............................       $     .002            $     .006            $      .01            $     .007

DILUTED EARNINGS PER SHARE:
Net income ...............................       $     .001            $     .006            $      .01            $     .005